Exhibit 10.87

April 22, 2005

Via Facsimile

To the Purchasers in the Path 1 Network

Technologies Inc. 7% Convertible Preferred

Stock PIPES Offering of January/February 2005:

Path 1 is proposing to issue, in a private placement, shares of Series B 7% Convertible Preferred Stock and associated Common Stock warrants (together, the “Second Round Securities”). The Second Round Securities, assuming no exercise of any contractual preemptive rights by you, consist of up to 792,306 shares of Path 1 7% Series B Convertible Preferred Stock to be sold for $3.25 each, with the investors also to receive, with each 2 shares of Path 1 Series B 7% Convertible Preferred Stock purchased, a 5-year warrant to purchase a share of Path 1 common stock at an exercise price of $3.25. Path 1 would undertake to register the common stock underlying the Series B 7% Convertible Preferred Stock and the common stock underlying the warrants, for resale.

The Series B 7% Convertible Preferred Stock is very similar to, and is pari passu with, the 7% Convertible Preferred Stock which you acquired, except that if the Current Market Price of Path 1 common stock is below $4.00 as of the later of the day the Second Round Securities are first issued or the day the Second Round Securities’ resale registration statement is declared effective, the conversion price of the Series B 7% Convertible Preferred Stock will be reset to 80% of the Current Market Price (i.e., to 80% of the Current Market Price at the later of those two days). We call this the “Special Reset.” Also, the Series B 7% Convertible Preferred Stock does not have the right to vote for directors or to vote on other general corporate matters. The Second Round Securities warrants are very similar to the warrants you acquired, except for the difference in exercise price.

We cannot issue the Second Round Securities until we obtain, by written consent, the approval of a majority in interest of our voting securities and also the approval of a majority in interest of our 7% Convertible Preferred Stock. We will seek that consent soon, by way of a formal proxy statement that solicits your and other stockholders’ written consents. The proposal for which stockholder consent will be sought will include, among other things, both approval of issuance of the Second Round Securities and an amendment of your 7% Convertible Preferred Stock to:

(a) provide that if a Special Reset occurs for the Series B 7% Convertible Preferred Stock, the conversion price of the 7% Convertible Preferred Stock will experience the same Special Reset adjustment, and

(b) exclude from the operation of the 7% Convertible Preferred Stock’s general antidilution adjustment provisions (i) the Second Round Securities, including any Special Reset, (ii) the Common Stock underlying the Second Round Securities, (iii) for avoidance of doubt, the 7% Convertible Preferred Stock and the common stock warrants issued in the February 18, 2005 Closing under the Securities Purchase Agreement, including any Special Reset, and (iv) for avoidance of doubt, the common stock warrants (and underlying common stock) issued to our placement agent or its designees for investment

To the Purchasers in the Path 1 Network

Technologies Inc. 7% Convertible

Preferred Stock PIPES Offering

April 22, 2005

banking services in connection with both the January/February 2005 PIPES transaction, the Second Round Securities transaction, and any other transaction.

This letter does not solicit your approval of the issuance of the Second Round Securities or your approval of any of the other related items which will be covered in the proxy statement, nor does it solicit a proxy of any kind; and if you countersign and return this letter to us it will not constitute a written consent or proxy for those matters. This letter deals only with its own specified subject matter. (When we send you the proxy statement, we will also be seeking your separate written consent in favor of the proposal that will be set forth in the proxy statement.)

The Second Round Securities constitute “New Securities,” as defined in Section 3.7 of your January 26, 2005 Securities Purchase Agreement. Their proposed issuance triggers the preemptive rights of the “Eligible Purchasers” under Section 3.7.

We are asking you now to, by countersigning and returning this letter:

1. Waive your and your co-Purchasers’ preemptive rights to purchase any of these New Securities. The waiver as to all of the Purchasers requires amendment of the Securities Purchase Agreement, and if the holders of a majority in interest of the 7% Convertible Preferred Stock (as contemplated by Section 8.3 of the Securities Purchase Agreement) countersign and return this letter, that shall constitute such an amendment of the Securities Purchase Agreement. Please note, some of the Purchasers are expected to be purchasers of Second Round Securities, other than by virtue of their contractual preemptive rights. This waiver will only waive the preemptive rights. They will still be able to participate in the Second Round Securities placement; but that participation would be by voluntary mutual agreement, rather than by preemptive rights contractual compulsion.

2. Amend your individual 2005 Warrant to reduce its exercise price from $4.20 per share to $3.25 per share, on the following terms and conditions:

a. The reduction will occur immediately after, but only when and if, (i) the holders of a majority of Path 1’s voting stock and the holders of a majority of Path 1’s 7% Convertible Preferred Stock approve the issuance of the Second Round Securities, after receipt of the proxy statement, and (ii) the Second Round Securities are actually sold.

b. Your individual 2005 Warrant is hereby, as part of the same amendment, amended to exclude from the operation of your 2005 Warrant’s antidilution adjustment provisions (i) the Second Round Securities, including any Special Reset, (ii) the Common Stock underlying the Second Round Securities, (iii) for avoidance of doubt, the 7% Convertible Preferred Stock, including any Special Reset, and common stock warrants issued in the February 18, 2005 Closing under the Securities Purchase Agreement, and (iv) for avoidance of doubt, the common stock warrants (and underlying common stock) issued to our placement agent or its designees for investment banking services in connection with both the January/February 2005 PIPES transaction, the Second Round Securities transaction, and any other transaction.

3. Agree, in consideration of similar agreements by the participants in the Second Round Securities placement, that whether or not then prohibited by law or regulation, you shall not, before the later of the day the Second Round Securities are first issued or the day the Second Round Securities’ resale Registration Statement is declared effective, directly, indirectly, publicly or privately sell (which term shall

To the Purchasers in the Path 1 Network

Technologies Inc. 7% Convertible

Preferred Stock PIPES Offering

April 22, 2005

include any and all sales, whether short, short against the box, regular-way, or otherwise), agree to sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to your 7% Convertible Preferred Stock or warrants or any Path 1 Common Stock (whether or not derived from your 7% Convertible Preferred Stock or warrants) or any derivative securities overlying Path 1 Common Stock, nor solicit or encourage anyone else to do so, all to the extent that the effective price of such sale, etc. would be below $4.25 per share of Path 1 Common Stock. The covenant set forth in the foregoing sentence shall not apply after September 1, 2005.

Notice of Preemptive Right (Right of First Offer).

The Eligible Purchasers (i.e., each of you who is not an officer or director of Path 1) have the right, by giving written notice to Path 1 within 10 business days after today, to purchase all or any portion of their respective “pro rata” shares of the New Securities. To the extent the Securities Purchase Agreement is not amended hereby, this letter is the Notice contemplated by Section 3.7.

Your pro rata share is 792,306 times the quotient of (a) the number of shares of common stock underlying the Path 1 7% Convertible Preferred Stock and warrants which you purchased in the PIPES offering, divided by (b) 8,104,102. Again, this is relevant only if the Securities Purchase Agreement is not amended hereby.

To the extent the Securities Purchase Agreement is not amended hereby, if you wish to exercise your preemptive right, you should fax your notice of exercise to me, specifying (by total purchase price) how many of the Second Round Securities you elect to buy, before the 10-business-day-deadline expires. Sending the notice constitutes a binding agreement that you will buy that amount of Second Round Securities (subject to the sale of the Second Round Securities to the outside buyers), at the same closing as applies for all the outside buyers of Second Round Securities. The scheduled closing date is three business days after Path 1’s stockholders approve the sale of the Second Round Securities; we believe this would occur in May 2005 or early June 2005, although there is, of course, no assurance that we will obtain such approval. If the closing of the Second Round Securities occurs, you will also be required to sign and become a party to all transaction documents for the Second Round Securities offering; I believe you will find them to be similar to the transaction documents in the January/February 2005 offering. We expect that we will soon be filing the Second Round Securities transaction documents with the SEC, and you will be able to verify this similarity by reviewing them at www.sec.gov.

Miscellaneous.

We think there is a good likelihood the information that the Second Round Securities offering is pending constitutes material, non-public information. Therefore, you should not in any event buy or sell any Path 1 securities in the market until there has been a public disclosure regarding the Second Round Securities offering. We expect this public disclosure to be made soon after the Second Round Securities transaction agreements are signed, which we expect will occur on April 25, 2005.

If you have any questions, please give me a call or call our lawyer Hayden Trubitt (858-450-5754)

To the Purchasers in the Path 1 Network

Technologies Inc. 7% Convertible

Preferred Stock PIPES Offering

April 22, 2005

or consult with your own independent counsel. As you know, Hayden represents Path 1 and does not represent any of the Purchasers.

Very truly yours,

/s/ JOHN R. ZAVOLI
John R. Zavoli

CONSENTED AND AGREED TO, AMENDMENTS APPROVED, AND WAIVER GRANTED:

Print Name of Investor

Signature

Title (if signing for an entity)

Distribution:

Name
Gryphon Master Fund, L.P.
(c/o Ryan R. Wolters.)
GSSF Master Fund, LP
(c/o Ryan R. Wolters)
Warren W. Garden, Esq.
Mark Rosenbloom
RAPTORFUND
Packer Family Rev. Trust dtd 5/22/00
Jeff C. Hale
John R. Zavoli
Anthony Giallourakis
Steven R. Simpson
Robert R. Bears, Sr.
Robert R. Bears, Jr.
Christopher R. Cope, Trustee
U/A DTD 11/22/89
Cope Enterprises LP
(c/o Richard W. Cope)